SEC File No. ___-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: BESSEMER FUNDS TRUST

Address of Principal Business Office:

630 Fifth Avenue

37th Floor

New York, New York 10111

Telephone Number:

(212) 708-9100

Name and address of agent for service of process:

Laura E. Korfmann

Bessemer Trust Company, N.A.

630 Fifth Avenue

37th Floor

New York, New York 10111

With a copy to:

Robert M. Kurucza, Esq.

Morrison & Foerster LLP

2000 Pennsylvania Avenue, N.W.

Suite 5500

Washington, DC 20006-1888

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES [x] NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be fully signed on its behalf in the City of New York and the State of New York on the 18th day of April, 2001.

BESSEMER FUNDS TRUST

By: /s/ Laura E. Korfmann

Laura E. Korfmann

Secretary